Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
IGO, INC.,
MOBILITY ASSETS, INC.
AERIAL7 INDUSTRIES, INC.,
AND
SETH EGORIN, AS SHAREHOLDERS’ AGENT
OCTOBER 7, 2010

LIST OF SCHEDULES AND EXHIBITS

Schedule 3.1	Organization, Standing and Power, Subsidiaries and Investments

Schedule 3.3	Governmental Authorization

Schedule 3.4	Financial Statements

Schedule 3.5(a)	Capital Stock

Schedule 3.5(b)	Capital Stock of Others

Schedule 3.8	Litigation

Schedule 3.10(c)	Patents and Agreements

Schedule 3.10(d)	Licenses

Schedule 3.10(g)	Status

Schedule 3.10(h)	Employee and Consultant Assignments

Schedule 3.10(k)	Software

Schedule 3.14	Material Contracts

Schedule 3.18	Employees and Consultants

Schedule 3.19	Title to Property

Schedule 3.20	Taxes

Schedule 3.23	Insurance

Schedule 3.26	Privacy Policies and Web Site Terms and Conditions

Exhibit A	Agreement of Merger

Exhibit B	Target Shareholders

Exhibit C	Escrow Agreement

Exhibit D	Intentionally Omitted.

Exhibit E	Form of Stock Power

Exhibit F	Form of Shareholder Consent

Exhibit G	Wiring Instructions

Exhibit H-1	Form of Egorin Employment Agreement

ii

Exhibit H-2	Form of Johnson Employment Agreement

Exhibit H-3	Form of Driessens Employment Agreement

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 7, 2010 by and among IGO, INC., a Delaware corporation (“Acquiror”), MOBILITY ASSETS, INC., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Acquiror, AERIAL7 INDUSTRIES, INC., a California corporation (“Target”), and, solely with respect to designated sections hereof, SETH EGORIN, the principal shareholder of Target (“Shareholders’ Agent”).
RECITALS
     A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the shareholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the “Merger”) and, in furtherance thereof, have approved the Merger.
     B. Pursuant to the Merger, among other things, all outstanding shares of Target common stock, no par value (“Target Common Stock”) and all outstanding shares of Target preferred stock, no par value (“Target Preferred Stock”) shall be converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth herein.
     Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.
     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:
     1. Definitions. The following terms, when used in this Agreement, shall have the meanings set forth below:
          “Affiliate” means with respect to a Person (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employee, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.
          “Business Day” means any day other than a Saturday, Sunday or day on which banks in Delaware are authorized or required by applicable Law to close.
          “California Law” means the California Corporations Code, as amended.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Damages” means any and all losses, costs, damages, liabilities, debts, diminution in value, charge, interest, penalties and expenses arising from claims, demands, actions or causes of action, including reasonable legal fees.
          “Delaware Law” means the Delaware General Corporation Law as amended.

          “Dissenting Shareholder” means any shareholder of Target immediately prior to the Closing Date that does not execute and deliver a Shareholder Consent and does not approve of the Merger and the transactions contemplated hereunder.
          “Escrow Agreement” means that certain agreement by and among the Acquiror, Target, and the Escrow Agent, to be entered into on the Closing Date, in the form attached hereto as Exhibit C.
          “Escrow Period” shall mean the period of time commencing on the Closing Date and expiring on the Initial Termination Date.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “FCPA” means the Foreign Corrupt Practices Act as amended.
          “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, in each case federal, state, local, foreign or domestic having jurisdiction over the parties.
          “HIPAA” means the Health Insurance Portability and Accountability Act of 1996 as amended.
          “IRS” means the Internal Revenue Service.
          “Knowledge” means a party’s actual knowledge after reasonable inquiry of its officers, directors and other employees of such party reasonably believed to have knowledge of such matters.
          “Laws” means any law (including common law), regulation, code, statute, rule, regulation, ordinance, judgment, injunction, settlement, award, writ, order or decree or other requirement of any Governmental Entity.
          “material” any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities.
          “Material Adverse Effect” means with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole.
          “Officer’s Certificate” means a certificate signed by any officer of Acquiror.
          “Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.
          “Returns” means returns, estimates, information statements and reports required to be filed by Target with the appropriate taxing authority.
          “SEC” means the Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended.

          “Target’s Accounting Procedures” means the preparation of financial statements in accordance with accrual basis accounting for the purpose of filing its federal and state tax returns.
          “Target Disclosure Schedule” means a document of even date herewith and delivered by Target to Acquirer on the date hereof referring to the representations and warranties in this Agreement.
     2. The Merger.
          2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Agreement of Merger attached hereto as Exhibit A (the “Agreement of Merger”) and the applicable provisions of Delaware Law and California Law, Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation (the “Surviving Corporation”).
          2.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place on or before October 7, 2010 (the “Closing Date”), at the offices of Fenigstein & Kaufman, Target’s counsel, located at 1900 Avenue of the Stars, Suite 2300, Los Angeles, California 90067, or at such other location as the parties hereto agree. In connection with the Closing pursuant to the terms and conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger, together with any required certificates, with the Secretary of State of the State of California, in accordance with the relevant provisions of California Law (the time of the acceptance of such filing, or such later time as may be mutually agreed in writing by Acquiror and Target and specified in the Agreement of Merger, being the “Effective Time”). The parties shall also promptly cause a Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law.
          2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of California Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
          2.4 Articles of Incorporation; Bylaws.
               (a) Articles of Incorporation. The Articles of Incorporation of Target, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended.
               (b) Bylaws. The Bylaws of Target, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.
          2.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.
          2.6 Aggregate Merger Consideration. Exhibit B lists all shares of Target Common Stock and Target Preferred Stock (collectively, the “Target Capital Stock”) outstanding on the date of this Agreement, the holders who own the Target Capital Stock and the total amount of the Merger Consideration to be received by each. The aggregate consideration to be paid by Acquiror to the holders of Target Capital Stock in connection with the Merger shall be Three Million Three Hundred Fofty-Thousand United States Dollars ($3,340,000) (the “Merger Consideration”), subject to (a) a reduction to the Merger Consideration pursuant to the “Working Capital Adjustment” set forth below, and (b) Two Hundred and Fifty Thousand United States Dollars ($250,000) of the Merger Consideration being held in escrow (the “Escrow Fund”) pursuant to the terms and conditions of this Agreement and the Escrow Agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”). The Merger Consideration will be adjusted downward on a dollar for dollar basis by the amount that Target’s “Working Capital” (as defined below) as of the Closing Date is less than Two Hundred and Ninety Thousand United States Dollars ($290,000), with applicable pro rata adjustments being made to the holders of Target Capital Stock (the “Working Capital Adjustment”). “Working Capital” means cash, accounts receivable, inventory and prepaids less total current liabilities and the transactional costs of Target incurred in connection with the Merger and the transactions contemplated hereby, including, without limitation, traveling expenses, legal fees, copying costs, shipping and postage expenses, escrow fees and wiring fees. Any adjustment to the Merger Consideration as a result of the Working Capital Adjustment described above shall be determined no later than thirty (30) days following the Closing Date. Such calculation to be provided by Acquiror and subject to Shareholders’ Agent’s review and approval. If as a result of such adjustment it is determined that any amounts are owed to Acquiror, then any such amount shall be paid to Acquiror solely from the Escrow Fund. Any dispute regarding the determination of the Working Capital Adjustment shall be resolved in accordance with the provisions of Section 6.6 of this Agreement.
          2.7 Escrow. In connection with the Closing, the Acquiror, Target and Shareholders’ Agent shall have executed and delivered to the other the Escrow Agreement. The amount of the Escrow Fund shall be paid by Acquiror out of the total Merger Consideration and held by and disbursed by Wilshire Escrow Company as escrow agent (the “Escrow Agent”) pursuant to the terms of the Escrow Agreement and this Agreement.
          2.8 Conversion and Cancellation of Securities. At the Closing Date:
               (a) Target Preferred Stock. Each share of Target Preferred Stock issued and outstanding immediately prior to the Closing Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the following:
                    (i) the right to receive Three Dollars and Fifty-Eight Cents ($3.58) per share of Target Preferred Stock, the aggregate amount of which is set forth across from the name of each holder of Target Preferred Stock on Exhibit B; and
                    (ii) the right to receive Twenty-Five Cents ($0.25) per share of Target Preferred Stock pursuant to the terms of the Escrow Agreement, the aggregate amount of which is set forth across the name of each holder of Target Preferred Stock on Exhibit B.
               (b) Target Common Stock. Each share of Target Common Stock issued and outstanding immediately prior to the Closing Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the following:
                    (i) the right to receive Two Dollars and Seventy-Eight Cents ($2.78) per share of Target Common Stock, the aggregate amount of which is set forth across from the name of each holder of Target Common Stock on Exhibit B; and
                    (ii) the right to receive Twenty-Five Cents ($0.25) per share of Target Common Stock pursuant to the terms of the Escrow Agreement, the aggregate amount of which is set forth across from the name of each holder of Target Common Stock on Exhibit B.

               (c) Escrow Fund. On the Closing Date, Acquiror shall deposit by wire transfer of immediately available federal funds the amount of the Escrow Fund into an account designated by Escrow Agent.
               (d) Treasury Shares. Each share of Target Capital Stock held in the treasury of the Company immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of any Person, be automatically canceled and retired and cease to exist, and no cash, securities or other property shall be payable in respect thereof.
               (e) Merger Sub Common Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time as a result of the Merger shall be automatically converted into one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.
          2.9 Closing of Transfer Books. From and after the Closing Date, the stock transfer books of the Target shall be closed and no transfer shall thereafter be made. From and after the Closing Date, the holders of certificates evidencing ownership of Target Common Stock immediately prior to the Closing Date shall cease to have any rights with respect to such securities, except as otherwise provided for in this Agreement or in accordance with any Laws.
          2.10 Allocation of Merger Consideration. The Merger Consideration shall be allocated as determined by Acquiror as consideration for Target’s Capital Stock acquired from Target’s shareholders (the “Allocation”). After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in the Allocation for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Parent shall prepare and deliver IRS Form 8594 to the holders of Target Capital Stock within forty-five (45) days after the Closing Date to be filed with the IRS. In any proceeding related to the determination of any Tax, neither Parent nor the holders of Target Capital Stock shall contend or represent that such allocation is not a correct Allocation.
          2.11 Closing Procedure.
               (a) Exchange Procedures. On the Closing Date and as a condition to Acquiror’s obligation to close the transactions contemplated hereunder, each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Closing Date represented outstanding shares of Target Capital Stock, shall (i) deliver to Acquiror its Certificate(s), (ii) execute and deliver to Acquiror a stock power in the form attached hereto as Exhibit E (each, a “Stock Power” and collectively, the “Stock Powers”), (iii) execute and deliver to Acquiror a consent of shareholder in the form attached hereto as Exhibit F (each, a “Shareholder Consent” and collectively, the Shareholder Consent”), and (iv) such other customary documents as may be reasonably required by Acquiror.
               (b) Payment of Merger Consideration. On the Closing Date, as a condition to Target’s shareholders obligation to close the transactions contemplated hereunder, Acquiror shall wire in immediately available federal funds to the Fenigstein and Kaufman Client Trust Account the Merger Consideration less the amount of the Escrow Fund (the “Closing Wire”), pursuant to the wire instructions attached hereto as Exhibit G. Fenigstein & Kaufman, as corporate counsel for Target (“F&K”), shall disburse the Merger Consideration pursuant to Section 2.11(e) below.
               (c) Other Closing Documents.

                    (i) On the Closing Date and as a condition to Acquiror’s obligation to close the transactions contemplated hereunder, Target shall deliver to Acquiror the following documents: (A) one (1) original copy of the Escrow Agreement executed by Seth Egorin as agent for Target’s shareholders; (B) one (1) original copy of an employment agreement in the form attached hereto as Exhibit H-1, executed by Seth Egorin (the “Egorin Employment Agreement”); (C) one (1) original copy of an employment agreement in the form attached hereto as Exhibit H-2, executed by Phillip Johnson (the “Johnson Employment Agreement”); and (D) one (1) original copy of an employment agreement in the form attached hereto as Exhibit H-3, executed by Lee James Driessens (the “Driessens Employment Agreement”); and (E) a legal opinion from F&K in form and substance customary for transactions of this size;”; together with the Escrow Agreement, the Egorin Employment Agreement, the Johnson Employment Agreement, and the Driessens Employment Agreement are collectively referred to herein as, the “Other Closing Documents”).
                    (ii) On the Closing Date and as a condition to Target’s and its shareholders’ obligation to close the transactions contemplated hereunder, Acquiror shall deliver to Seth Egorin the following documents: (A) one (1) original copy of the Escrow Agreement executed by Acquiror and Merger Sub; (B) one (1) original copy of the Other Closing Documents.
               (d) Filing of Agreement of Merger. Upon (i) Acquiror’s receipt of the Certificates, the Stock Powers and the Shareholder Consents and one (1) original copy of each of the Other Closing Documents and (ii) Seth Egorin’s receipt of one (1) original copy of each the Other Closing Documents and confirmation from F&K that it has received the Closing Wire, Target shall cause its agents to file (x) the Agreement of Merger, together with any required certificates, with the Secretary of State of the State of California, and (y) a Certificate of Merger with the Secretary of State of the State of Delaware.
               (e) Release of Closing Wire. Upon (i) Target’s agent’s confirmation that the Agreement of Merger and Certificate of Merger have been filed with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, respectively, and (ii) authorization to F&K from Seth Egorin for Target and the Chief Financial Officer for Acquiror authorizing the release of the Closing Wire, F&K shall release the applicable pro-rata portion of the Closing Wire to each holder of Target Preferred Stock and Target Common Stock immediately prior to the Closing, pursuant to the wiring instructions provided by Target to F&K prior to Closing.
               (f) Rights of Former Target Shareholders. At the Closing Date, the stock transfer books of Target shall be closed as to holders of Target Capital Stock immediately prior to the Closing Date and no transfer of Target Capital Stock by any such holder shall thereafter be made or recognized.
               (g) Transfers of Ownership. If the cash payment of the Merger Consideration is to be made to a Person other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer.
               (h) Failure of Closing to Occur. In the event that the closing conditions set forth in this Section 2.11(a) through (d) are not satisfied or otherwise waived in writing by the party to whom the condition runs, by 5:00 p.m. PDT on the Closing Date, unless such Closing Date is extended by the mutual written agreement of the parties, F&K shall return all of the funds that it has received via the Closing Wire to Acquiror, and the Certificates, Stock Powers, the Shareholder Consents and the Other Closing Documents shall be returned to the party who executed or delivered the same.

          2.12 Intentionally Omitted.
          2.13 No Further Ownership Rights in Target Capital Stock. The Merger Consideration delivered upon the Closing in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.11.
          2.14 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen, mislaid or destroyed, in lieu of delivering the Certificate, the holder of such Certificate shall deliver to F&K at Closing: (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as the Acquiror may reasonably require and (iii) any other documents reasonably necessary to evidence and effect the bona fide exchange thereof.
          2.15 Withholding Taxes. The Acquiror and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Capital Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by Acquiror or the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Capital Stock in respect of which such deduction and withholding was made by Acquiror or the Surviving Corporation, as the case may be.
          2.16 Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
     3. Representations and Warranties of Target. Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Section 3 are true and correct, except as disclosed in the Target Disclosure Schedule. The Target Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered section of the Target Disclosure Schedule shall qualify only the corresponding subsection in this Section 3 (except to the extent disclosure in any numbered and lettered section of the Target Disclosure Schedule is specifically cross-referenced in another numbered and lettered section of the Target Disclosure Schedule).
          3.1 Organization, Standing and Power, Subsidiaries and Investments. Target is a corporation duly organized, validly existing and in good standing under the Laws of the state of California. Target has the requisite corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Target. Target has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Target, each as amended to date, to Acquiror. Target is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. Target has no subsidiaries.
          3.2 Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target. The Board of Directors of Target has unanimously (a) approved this Agreement and the Merger; (b) determined that in its opinion the Merger is advisable and in the best interests of the shareholders of Target and is on terms that are fair to such shareholders; and (c) recommended that the required shareholders of Target approve this Agreement and the Merger. This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally, and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (a) any provision of the Articles of Incorporation or Bylaws of Target, as amended; or (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license or Law applicable to Target or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Target in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of the Agreement of Merger, together with the required officers’ certificates, and the filing of the Certificate of Merger, each as provided in Section 2.2; (b) filings required under Regulation D of the Securities Act of 1933; and (c) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the securities Laws of any foreign country.
          3.3 Governmental Authorization. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Target currently operates or holds any interest in any of its properties; or (b) that is required for the operation of Target’s business or the holding of any such interest and all of such authorizations are in full force and effect. To Target’s Knowledge, Target is not and has not been in violation of or default under, and no condition exists that with notice or the lapse of time or both would constitute a violation of or default under such consents, licenses, permits, grants and other authorizations. No proceeding is pending or to Target’s Knowledge, threatened to revoke or limit any such consents, licenses, permits, grants or other authorizations.
          3.4 Financial Statements.
               (a) Financial Statements. Target has delivered to Acquiror its unaudited financial statements for each of the fiscal years ending December 31, 2008 and December 31, 2009, respectively, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at and for the 7-month period ending July 31, 2010 (collectively, the “Target Financial Statements”). Except as described on Schedule 3.4, the Target Financial Statements have been prepared in accordance with Target’s Accounting Procedures applied on a consistent basis throughout the periods presented and consistent with each other. The Target Financial Statements have been prepared from the books and records of Target and fairly present the financial condition, operating results and cash flow of Target as of the dates, and for the periods, indicated therein.

               (b) Accounting System. Target maintains and will continue to maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements of Target in conformity with Target’s Accounting Procedures and to maintain accountability for assets; (iii) access to Target’s assets is permitted only in accordance with management’s authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Target is not a party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Exchange Act).
          3.5 Capital Structure.
               (a) Capital Stock. The authorized capital stock of Target consists of 30,000,000 shares of Target Common Stock, of which 612,574 shares are issued and outstanding as of the Effective Time, and 20,000,000 shares of Target Preferred Stock, of which 387,423 shares are issued and outstanding as of the Effective Time. All outstanding shares of Target Common Stock and Target Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound, except as otherwise set forth in Schedule 3.5(a) of the Target Disclosure Schedule. Except for the rights created pursuant to this Agreement, there are no options, warrants, calls, rights, securities, commitments or agreements of any character to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any option, warrant, call, right, security, commitment or agreement. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Target Capital Stock (a) between or among Target and any of its shareholders; and (b) to Target’s Knowledge, between or among any of Target’s shareholders. All shares of outstanding Target Common Stock and Target Preferred Stock were issued in compliance with all applicable federal and state securities Laws.
               (b) Capital Stock of Others. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar ownership interest in, any corporation, partnership, joint venture or other business association or entity.
          3.6 Absence of Certain Changes. Since July 31, 2010 (the “Target Balance Sheet Date”), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred:
               (a) a Material Adverse Effect on Target and there has not been any change, event, development or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Target;
               (b) any acquisition, sale or transfer of any material asset of Target other than in the ordinary course of business and consistent with past practice;
               (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets;

               (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock;
               (e) any Material Contract entered into by Target, other than in the ordinary course of business and as provided to Acquiror, or any amendment or termination of, or default under, any Material Contract;
               (f) any amendment or change to the Articles of Incorporation or Bylaws of Target;
               (g) any increase in or modification of the compensation or benefits (including any severance benefits) payable or to become payable by Target to any of its directors or employees;
               (h) any amendment of any term of any outstanding security of Target;
               (i) any incurrence, assumption or guarantee by Target of any indebtedness for borrowed money;
               (j) any creation or assumption by Target of any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind or character on any asset;
               (k) any making of any loan, advance or capital contribution to or investment in any Person;
               (l) any condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) affecting the assets, properties or business of Target and to Target’s Knowledge, no such loss is threatened;
               (m) any relinquishment by Target of any Material Contract or other material right, other than those contemplated by this Agreement;
               (n) any labor dispute, other than routine and individual grievances that are unlikely to result in any material claim or action, or any activity or proceeding by a labor union or representative thereof to organize any employees of Target, or any lockouts, strikes, slowdowns or work stoppages or threats thereof by or with respect to such employees;
               (o) any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in excess, individually or in the aggregate, of $5,000;
               (p) except for capital expenditures and commitments referred to in paragraph (o) above, any (i) acquisition, lease, license or other purchase of, or (ii) disposition, assignment, transfer, license or other sale of, any tangible assets or property or Intellectual Property in one or more transactions, or any commitment in respect thereof, that, individually or in the aggregate, involved or involve payments of $5,000 or more;
               (q) a cancellation or compromise of any material debt or claim or waiver or release of any material right of Target;

               (r) a grant of credit to any customer, distributor or supplier of Target on terms or in amounts materially more favorable than had been extended to such customer, distributor or supplier in the past;
               (s) To Target’s Knowledge, any material adverse change in Target’s relations with any customers, distributors, suppliers or agents;
               (t) any settlement or compromise of any pending or threatened claim, suit, action, proceeding, investigation or arbitration;
               (u) To Target’s Knowledge, a default by Target or any default by another party under any material lease, license or other occupancy arrangement or any receipt of notice of noncompliance or violation thereof by Target from any Person;
               (v) any delay or postponement by Target in the payment of accounts payable and other liabilities outside the ordinary course of business; or
               (w) any negotiation or agreement by Target to do any of the things described in the preceding clauses (a) through (g) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement). At the Closing, there will be no accrued but unpaid dividends on shares of Target’s capital stock.
          3.7 Absence of Undisclosed Liabilities. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the balance sheet of Target as of the Target Balance Sheet Date (the “Target Balance Sheet”); (b) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice; and (c) those incurred in connection with the execution of this Agreement.
          3.8 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, or, to the Knowledge of Target, threatened against Target or any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against Target, or, to the Knowledge of Target, any of its respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. All litigation to which Target is a party (or, to the Knowledge of Target, threatened to become a party) is described in Schedule 3.8 of the Target Disclosure Schedule.
          3.9 Restrictions on Business Activities. There is no agreement, judgment, injunction, order, decree or other instrument binding upon Target that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted or as proposed to be conducted by Target.
          3.10 Intellectual Property.
               (a) Definitions. For purposes of this Agreement, “Intellectual Property” means:

                    (i) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, “Issued Patents”);
                    (ii) all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively “Patent Applications” and, with the Issued Patents, the “Patents”);
                    (iii) all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, “Copyrights”);
                    (iv) trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, “Trademarks”) and domain name registrations;
                    (v) all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software and processes; and
                    (vi) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable Law, such other intangible assets, properties or rights).
               (b) Title. Target owns and has good and marketable title to, or possess legally enforceable rights to use, all Intellectual Property used or currently proposed to be used in the business of Target as currently conducted or as proposed to be conducted by Target. The Intellectual Property owned by and licensed to Target collectively constitutes all of the Intellectual Property necessary to enable Target to conduct its business as such business is currently being conducted. To Target’s Knowledge, no current or former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Target Intellectual Property (as defined below).
               (c) Patents and Agreements. With respect to each item of Intellectual Property incorporated into any product of Target or otherwise used in the business of Target (except “off the shelf” or other software widely available through regular commercial distribution channels at a cost not exceeding $5,000 on standard terms and conditions, as modified for Target’s operations) (“Target Intellectual Property”), Section I of the Target Disclosure Schedule lists:
                    (i) all Issued Patents and Patent Applications, all registered Trademarks, and pending trademark registrations and all registered Copyrights, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed; and
                    (ii) the following agreements relating to each of the products of Target (the “Target Products”) or other Target Intellectual Property: all (A) agreements granting any right to distribute or sublicense a Target Product on any exclusive basis; (B) any exclusive licenses of

Intellectual Property to or from Target; (C) agreements pursuant to which the amounts actually paid or payable under firm commitments to Target are $10,000 or more; (D) joint development agreements; (E) any agreement by which Target grants any ownership right to any Target Intellectual Property owned by Target; (F) any order relating to Target Intellectual Property; (G) any option relating to any Target Intellectual Property; and (H) agreements pursuant to which any party is granted any rights to access source code or to use source code to create derivative works of Target Products.
               (d) Licenses. Section I of the Target Disclosure Schedule contains an accurate list as of the date of this Agreement of all licenses, sublicenses and other agreements to which Target is a party and pursuant to which Target is authorized to use any Intellectual Property owned by any third party, excluding “off the shelf” or other software widely available through regular commercial distribution channels at a cost not exceeding $5,000 on standard terms and conditions (“Third Party Intellectual Property”).
               (e) Third Party Infringement. To Target’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Target Intellectual Property, including any Third Party Intellectual Property, by any third party, including any employee or former employee of Target. Target has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in standard sales or agreements to end users arising in the ordinary course of business, the forms of which have been delivered to Acquiror or its counsel. There are no royalties, fees or other payments payable by Target to any Person by reason of the ownership, use, sale or disposition of Intellectual Property.
               (f) No Breach. To Target’s Knowledge, Target is not in breach of any license, sublicense or other agreement relating to the Target Intellectual Property or Third Party Intellectual Property. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will contravene, conflict with or result in any limitation on the Acquiror’s right to own or use any Target Intellectual Property, including any Third Party Intellectual Property.
               (g) Status. All Patents, registered Trademarks and registered Copyrights held by Target are valid and subsisting. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any Patent comprising or relating to such item have been paid in the correct entity status amounts. To Target’s Knowledge, Target is not infringing, misappropriating or making unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party, except as set forth in Schedule 3.10(g) of the Target Disclosure Schedule. Except as set forth in Schedule 3.10(g) of the Target Disclosure Schedule, there is no proceeding pending or to Target’s Knowledge, threatened, nor has any claim or demand been made that challenges the legality, validity, enforceability or ownership of any item of Target Intellectual Property or Third Party Intellectual Property or alleges a claim of infringement of any Patents, Copyrights or Trademarks, or violation of any trade secret or other proprietary right of any third party. Target has not brought a proceeding alleging infringement of Target Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.
               (h) Employee and Consultant Assignment. All current and former employees of Target have executed and delivered to Target an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Target of any Intellectual Property arising from services performed for Target by such persons, the form of which has been supplied to Acquiror. To Target’s Knowledge, no employee of

Target is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee with Target. To Target’s Knowledge, no current or former officer, director, stockholder, employee or consultant has any right, claim or interest in or with respect to any Target Intellectual Property.
               (i) Confidentiality. Target has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Target Intellectual Property (except such Target Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all Target Intellectual Property. All use, disclosure or appropriation of Intellectual Property not otherwise protected by patents, patent applications or copyright (“Confidential Information”) owned by Target by or to a third party has been pursuant to the terms of a written agreement between Target and such third party. All use, disclosure or appropriation of Confidential Information not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.
               (j) No Product Liability. No product liability claims have been communicated in writing to or, to Target’s Knowledge, threatened against Target.
               (k) Software. A complete list of each of the Target Products and Target’s proprietary software (“Target Software”), together with a brief description of each, is set forth in Schedule 3.10(k) of the Target Disclosure Schedule. The Target Software and Target Products conform in all material respects with any specification, documentation, performance standard, representation or statement provided with respect thereto by or on behalf of Target.
               (l) No Proceedings. Target is not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Target Intellectual Property by Target, or which may affect the validity, use or enforceability of such Target Intellectual Property. Target is not subject to any agreement that restricts in any material respect the use, transfer, delivery or licensing by Target of the Target Intellectual Property or Target Products.
               (m) No Public Software. No Public Software (as defined below) forms part of any Target Product, services provided by Target (“Target Service”) or Target Intellectual Property, and no Public Software was or is used in connection with the development of any Target Product, Target Service or Target Intellectual Property or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any Target Product, Target Service or Target Intellectual Property. As used in this Section 3.10, “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as set forth www.opensource.org) or similar licensing or distribution models which requires the distribution of source code to licensees, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; or (viii) the Apache License.
          3.11 Interested Party Transactions. Target is not indebted to any director, officer, employee or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target. To Target’s Knowledge, no (a) stockholder, (b) officer, director or Affiliate of Target, (c) immediate family member of any such officer, director or Affiliate, or of a stockholder, and (d) Person controlled by any one or more of the foregoing (excluding Target) (collectively, the “Related Parties”) presently or since January 1, 2010: (i) owns or has owned, directly or indirectly, any interest in (excepting not more than five percent stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of Target; (ii) owns or has owned, directly or indirectly, in whole or in part, any tangible or intangible property that Target uses or the use of which is necessary or desirable for the conduct of its business; (iii) has or had any claim whatsoever or has brought any action, suit or proceeding against, or owes or owed any amount to, Target; or (iv) on behalf of Target, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other Person of which any officer or director of Target, or an immediate family member of the foregoing, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies). Target is not a party to any transaction with any Related Party on other than arm’s-length terms.
          3.12 Books and Records. Target has maintained business records with respect to the assets and its business and operations which are true, accurate and complete in all material respects, and there are no material deficiencies in such business records. Target does not have any of its primary records, systems, controls, data or information which are material to the operation of its business recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether or not computerized) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Target. The minute book of Target contains a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes accurately.
          3.13 Complete Copies of Materials. Target has delivered or made available true and complete copies of each document that has been requested by Acquiror or its counsel in connection with their due diligence review of Target.
          3.14 Material Contracts. All of Target’s Material Contracts (as defined below) are listed in Schedule 3.14 of the Target Disclosure Schedule. With respect to each Material Contract: (a) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Target, and, to Target’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at law); (b) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with its terms as in effect prior to the Effective Time, subject to the effect of bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at law); and (c) neither Target nor, to Target’s Knowledge, any other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by Target or, to Target’s Knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract, subject to such exceptions as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target. Target has paid in full all amounts due under the Material Contracts which are due and payable or accrued in accordance with Target’s Accounting Procedures as consistently applied, all amounts due to others under the Material Contracts

(and has recognized revenues due from others thereunder in accordance with Target’s Accounting Procedures as consistently applied), and has satisfied in full or provided for all of its liabilities and obligations under the Material Contracts which are due and payable, except amounts or liabilities disputed in good faith by Target for which adequate reserves have been set aside. To Target’s Knowledge, Target is not a party to any oral contract, agreement or other arrangement. “Material Contract” means any contract, agreement or commitment to which Target is a party (a) with expected receipts or expenditures in excess of $10,000; (b) required to be listed pursuant to Section 3.10(c)(ii) or Section 3.10(d); (c) requiring Target to indemnify any Person; (d) granting any exclusive rights to any party (including any right of first refusal or right of first negotiation); (e) evidencing indebtedness for borrowed or loaned money of any amount, including guarantees of such indebtedness; (f) involving any partnership, joint venture or limited liability company agreement or concerning any equity or partnership interest in another Person; (g) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise); (h) which contains confidentiality or non-disclosure obligations; (i) that could reasonably be expected to have a Material Adverse Effect on Target if breached by Target in such a manner as would (1) permit any other party to cancel or terminate the same (with or without notice of passage of time); (2) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Target; or (3) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract.
          3.15 Inventory. The inventories shown on the Target Balance Sheet or thereafter acquired by Target, were acquired and maintained in the ordinary course of business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the ordinary course of business fit for the purposes for which it was procured or manufactured, salable at prevailing market prices that are not less than the book value amounts thereof or the price customarily charged by Target therefor and to Target’s Knowledge, have been manufactured or procured in accordance with all applicable Laws. Since the Target Balance Sheet Date, Target has continued to replenish inventories in a normal and customary manner consistent with past practices. Target has not received written notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Target, which is consistent with its past practice and in accordance with Target’s Accounting Procedures. Target is not under any liability or obligation with respect to the return of any item of inventory in the possession of wholesalers, retailers or other customers. Since the Target Balance Sheet Date, adequate provision has been made on the books of Target in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage and write-offs and write-downs of inventories.
          3.16 Accounts Receivable. Subject to any reserves set forth therein, the accounts receivable, unbilled work in process and other debts due or recorded as shown on the Target Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than Affiliates, are not subject to any prior assignment, lien or security interest, and to Target’s Knowledge are not subject to valid defenses, set-offs or counter claims. To Target’s Knowledge, the accounts receivable are good and collectible in full in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Target Financial Statements.
          3.17 Customers and Suppliers. As of the date hereof, no customer of and no supplier of Target has canceled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target or has at any time on or after the Target Balance Sheet Date, decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and no such supplier or customer has indicated either orally or in writing that it intends to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.
          3.18 Employees and Consultants. Schedule 3.18 of the Target Disclosure Schedule or a letter delivered to Acquiror by Target contains a list of the names of all employees (including part-time employees and temporary employees), leased employees, independent contractors and consultants of Target, together with their respective salaries or wages, other compensation, dates of employment and positions. None of the officers of Target, nor to Target’s Knowledge, none of the employees, contractors or consultants of Target intends to resign, retire or discontinue his or her relationship with Target as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date. Target is not a party to any employment contract with any of its officers or employees with respect to such person’s employment and the employment of each employee and the engagement of each independent contractor of Target is terminable at will, without any penalty, liability or severance obligation incurred by Target. To Target’s Knowledge, no employee or independent contractor of Target is in violation of any term of any employment contract, confidentiality or other proprietary information disclosure agreement or any other agreement or contract relating to the right of any such employee to be employed by Target. Target has fully complied with the requirements of the Immigration Reform and Control Act of 1986, as amended, and other United States immigration Laws related to the verification of citizenship or legal permission to work in the United States with respect to all of the employees of Target.
          3.19 Title to Property. Target has good and marketable, indefeasible title to all of its properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (a) the lien of current taxes not yet due and payable; (b) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) liens securing debt that is reflected on the Target Balance Sheet; and (d) such other mortgages, liens, pledges, charges or encumbrances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target. The plants, property and equipment of Target that are used in the operations of Target’s business are in all material respects in good operating condition and repair, subject to normal wear and tear and are usable in the ordinary course of business consistent with past practices. All tangible assets and properties used in the operations of Target are reflected in the Target Balance Sheet and constitute all of the tangible assets and properties necessary to conduct Target’s operations and business as currently conducted by Target. All leases to which Target is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors’ rights generally; and general principles of equity (regardless of whether asserted in a proceeding in equity or at law). True and correct copies of all such leases have been provided to Acquiror. Target owns no real property.
          3.20 Taxes.

               (a) As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity;
               (b) Target has prepared and timely filed all Returns relating to any and all Taxes concerning or attributable to Target or its operations with respect to Taxes for any period ending on or before the Closing Date and such Returns are true and correct in all material respects and have been completed in accordance with applicable Laws;
               (c) Target, as of the Effective Time will have paid all Taxes shown to be payable on such Returns covered by Section 3.20(b), and Target and its officers, directors and employees responsible for any Tax matters have complied in all material respects with all Laws relating to the withholding of Taxes and remittance of withheld Taxes in connection with any amount paid to any independent contractor, creditor, stockholder or other third party.
               (d) There is no Tax deficiency outstanding or assessed or, to Target’s Knowledge, proposed against Target that is not reflected as a liability on the Target Balance Sheet, nor has Target executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax;
               (e) Target has no liabilities for unpaid Taxes that have not been adequately accrued for or reserved on the Target Balance Sheet, whether asserted or unasserted, contingent or otherwise and Target has no Knowledge of any basis for the assertion of any such liability attributable to Target, its assets or operations;
               (f) Target is not a party to any tax-sharing agreement or similar arrangement with any other party, and Target has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax;
               (g) Target’s Returns have never been audited by a government or taxing authority, nor is any such audit in process or to Target’s Knowledge, pending, and Target has not been notified of any request for such an audit or other examination including any notice of deficiency or proposed adjustment, and no officer or director of Target has Knowledge that any taxing authority intends to assess additional Taxes for any period for which Returns of Target have been filed;
               (h) Target has never been a member of an affiliated group of corporations within the meaning of Section 1504(a) of the Code filing a consolidated federal income tax return and Target has never been a member of an affiliated group of corporations filing a consolidated, combined or unitary income tax return under provisions of state, local or foreign tax law comparable to Section 1504(a) of the Code;
               (i) Target has disclosed to Acquiror (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that Target has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement; and (ii) any expatriate tax programs or policies affecting Target. Target is in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any governmental entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order;
               (j) Target has made available to Acquiror copies of all Returns filed for all periods since Target’s inception;
               (k) Target has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by Target;
               (l) no transfer Taxes of any kind will be due and payable by Target as a result of the transactions contemplated by this Agreement;
               (m) Target has not at any time changed any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its Returns;
               (n) no withholding is required under Section 1445 of the Code in connection with the consummation of the transactions contemplated by this Agreement;
               (o) to Target’s Knowledge, Target has not engaged in any transaction that would constitute a “tax shelter”, a “reportable transaction”, a transaction substantially similar to a “tax shelter” or “reportable transaction” within the meaning of Section 6011, 6662A or 6662 of the Code and the regulations thereunder and similar state or local Tax statutes and that has not been disclosed on an applicable Return;
               (p) Target has not submitted a request for a ruling to the IRS or a state tax authority;
               (q) Target has not at any time made, changed or rescinded any express or deemed election relating to Taxes that is not reflected in any Return;
               (r) Target has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code; and
               (s) Target is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Target that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 464 or 162(m) of the Code by Target or Merger Sub as an expense under applicable Law.
          3.21 Employee Benefit Plans. The Target has not entered into nor is it subject to any Target Employee Plans nor any Target International Employee Plans. As used herein, “Target Employee Plans” mean, collectively, any plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is or has been sponsored, maintained, contributed to, or required to be contributed to by Target and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Target within the meaning of Section 414(b), (c), (m) or (o) of the Code, (an “ERISA Affiliate”) for the benefit of any person who performs or who has performed services for Target or with respect to which Target or any ERISA Affiliate has or may have any liability (including contingent liability) or obligation. As used herein, “Target International Employee Plans” mean, collectively, any Target Employee Plan that has been adopted or maintained by Target, whether formally or informally, for the benefit of employees outside the United States.
          3.22 Employee Matters. Target has complied with all Laws respecting terms and conditions of employment, including applicant and employee background checking, immigration Laws, discrimination Laws, verification of employment eligibility, employee leave Laws, classification of workers as employees and independent contractors, wage and hour Laws, and occupational safety and health Laws, except for such noncompliance that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Target. There are no proceedings pending or, to Target’s Knowledge, reasonably expected or threatened, between Target, on the one hand, and any or all of its current or former employees, on the other hand, which proceedings could reasonably be expected to have, a Material Adverse Effect on Target, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to Target’s Knowledge, reasonably expected or threatened, against Target under any workers’ compensation or long-term disability plan or policy. Target has no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state Law governing health care coverage extension or continuation. Target is not a party to any collective bargaining agreement or other labor union contract, nor does Target know of any activities or proceedings of any labor union to organize its employees. Target has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement. Target is not engaged in any unfair labor practice. There is no unfair labor practice complaint pending or, to Target’s Knowledge, threatened against Target before the National Labor Relations Board, Department of Labor, Equal Employment Opportunity Commission or any other Governmental Entity. There currently is no labor strike, slowdown, lockout or stoppage or union organization campaign, election or similar action pending or, to Target’s Knowledge, threatened against or affecting Target. As of the Closing Date, Target has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time, or similar applicable state Law; nor has Target taken any action prior to the Closing Date which could result in any such liability or obligation to Target within the six-month period immediately following the Closing Date if, during such six-month period, only terminations of employment in the normal course of operations occur.
          3.23 Insurance. Target has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target and all such insurance policies and bonds are in full force and effect. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance in all material respects with the terms of such policies and bonds. To Target’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies.
          3.24 Compliance With Laws. Target has complied with, is not in violation of and has not received any written notices of violation and to Target’s Knowledge, has not been under investigation with respect to, any Law with respect to the conduct of its business, or the ownership or operation of its business, properties and assets, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Target.
          3.25 Brokers’ and Finders’ Fee. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby for any broker, finder or investment banker engaged by or representing Target.
          3.26 Privacy Policies and Web Site Terms and Conditions.
               (a) Definitions. For purposes of this Section 3.26:
                    (i) “Target Sites” means all of Target’s public sites on the World Wide Web.
                    (ii) “Privacy Statements” means, collectively, any and all of Target’s privacy policies published on the Target Sites or otherwise made available by Target regarding the collection, retention, use and distribution of the personal information of individuals, including, without limitation, from visitors of any of the Target Sites (“Individuals”); and
                    (iii) “Terms and Conditions” means any and all of the visitor terms and conditions published on the Target Sites governing Individuals’ use of and access to the Target Sites.
               (b) Accessibility. A Privacy Statement is posted and is accessible to Individuals at all times on each Target Site. Target maintains a hypertext link to a Privacy Statement from the homepage of each Target Site, and Target uses its best efforts to include a hypertext link to a Privacy Statement from every page of the Target Sites on which personal information is collected from Individuals.
               (c) Contents of Privacy Statement. The Privacy Statements include, at a minimum, accurate notice to Individuals about Target’s collection, retention, use and disclosure policies and practices with respect to Individuals’ personal information. The Privacy Statements are accurate and consistent with the Terms and Conditions and Target’s actual practices with respect to the collection, retention, use and disclosure of Individuals’ personal information.
               (d) Compliance with Privacy Statement. Target (i) complies with the Privacy Statements as applicable to any given set of personal information collected by Target from Individuals; (ii) complies with all applicable privacy Laws and regulations regarding the collection, retention, use and disclosure of personal information; and (iii) takes all appropriate and industry standard measures to protect and maintain the confidential nature of the personal information provided to Target by Individuals. Target has adequate technological and procedural measures in place to protect personal information collected from Individuals against loss, theft and unauthorized access or disclosure. Target does not knowingly collect information from or target children under the age of thirteen. Target does not sell, rent or otherwise make available to third parties any personal information submitted by individuals.
               (e) Use of Information. Target’s collection, retention, use and distribution of all personal information collected by Target from Individuals is governed by the Privacy Statement pursuant to which the data was collected. Each Privacy Statement contains rules for the review, modification and deletion of personal information by the applicable Individual, and Target is and has been at all times in compliance with such rules. All versions of the Privacy Statements are set forth in

Schedule 3.26 of the Target Disclosure Schedule. Other than as constrained by the Privacy Statements and by applicable Laws, Target is not restricted in its use and/or distribution of personal information collected by Target.
               (f) Right to Transfer. Target has the full power and authority to transfer all rights Target has in all Individuals’ personal information in Target’s possession and/or control to Acquiror. The Privacy Statements expressly permit the transfer of all personal information collected from Individuals by Target in accordance with the acquisition or sale of all or substantially all of the assets of the Target. Target is not a party to any Material Contract, or is subject to any other obligation that, following the Effective Time, would prevent Acquiror and/or its affiliates from using the information governed by the Privacy Statements in a manner consistent with applicable privacy Laws and industry standards regarding the disclosure and use of information. No claims or controversies have arisen regarding the Privacy Statements or the implementation thereof or of any of the foregoing.
          3.27 International Trade Matters. Target is, and at all times has been, in compliance with and has not been and is not in material violation of any International Trade Law (defined below), including but not limited to, all Laws related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same. Target has no basis to expect, nor has any of them or any other person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from any governmental body of any actual or potential violation or failure to comply with any International Trade Law. “International Trade Law” shall mean U.S. statutes, laws and regulations applicable to international transactions, including, but not limited to, the Export Administration Act, the Export Administration Regulations, the FCPA, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.
          3.28 Absence of Unlawful Payments. None of (a) Target, (b) to Target’s Knowledge, any stockholder, director or officer of Target, nor, (c) to the Target’s Knowledge, any employee, agent or other Person acting on behalf of Target: (i) has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment; (ii) made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds; (iii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, or violated any provision of the FCPA; or (iv) has accepted or received any unlawful contributions, payments, gifts or expenditures.
          3.29 Product or Service Liability. There has been no claim, suit, action, proceeding or investigation by or before any Governmental Entity pending or, to Target’s Knowledge, threatened against or involving Target relating to (a) any products of or services performed by Target and alleged to have been defective or improperly rendered or not in compliance with contractual requirements, or (b) any products or software delivered or sold by Target which are defective or not in compliance with contractual requirements.
          3.30 Product Warranty. To Target’s Knowledge, each product manufactured, sold, leased or delivered by Target has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and to Target’s Knowledge, Target has no material liability (and to Target’s Knowledge, there is no basis for any present or future claim, suit, action or proceeding against it giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, except for claims arising in the normal course of business, which in the aggregate, are not material to the financial condition of Target.

          3.31 State Takeover Laws; Charter Provisions. Target has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws. Target has taken all action so that the entering into this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation or Bylaws of Target or restrict or impair the ability of Acquiror or Merger Sub to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of Target Capital Stock that may be directly or indirectly acquired or controlled by them.
          3.32 Fairness of Consideration. The Merger Consideration has been negotiated by Target at arm’s length, and Target is not under any compulsion to enter into this Agreement, and based thereon and upon the warranties and representations of the parties to this Agreement, Target in good faith believes that the Merger Consideration to be tendered by Acquiror for each share of Target Capital Stock, will be approximately equal to the fair market value of a share of Target Capital Stock.
          3.33 Effect of the Transaction. No creditor, employee, consultant or customer or other Person having a material business relationship with Target has informed Target that such Person currently intends to change the relationship because of this Agreement or because of any of the transactions contemplated hereby, nor, to Target’s Knowledge, is there any such intent.
          3.34 Representations Complete. None of the representations or warranties made by Target herein or in any Schedule or Exhibit hereto, including the Target Disclosure Schedule, and no certificate furnished by Target pursuant to this Agreement and no agreement, report, document or written statement furnished to Acquiror pursuant hereto or in connection with the transactions contemplated hereby, contain, or will contain at the Effective Time, any untrue statement of a material fact, except as set forth in the Target Disclosure Schedule, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
     4. Representations and Warranties of Acquiror and Merger Sub. Each of Acquiror and Merger represents and warrants to Target that the statements contained in this Section 4 are true and correct in all material respects.
          4.1 Organization, Standing and Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Neither Acquiror nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.
          4.2 Authority. Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Acquiror and Merger Sub. The Board of Directors of each of Acquiror and Merger Sub has unanimously approved this Agreement and the Merger. This Agreement has been duly executed and delivered by each of Acquiror and Merger Sub and constitutes the valid and binding obligation of such party enforceable against it in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally, and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement by each of Acquiror and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (a) any provision of the Certificate of Incorporation or Bylaws of such party, as amended; or (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license or Law applicable to Acquiror and Merger Sub or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to either Acquiror or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of the Agreement of Merger, together with the required officers’ certificates, and the filing of the Certificate of Merger, each as provided in Section 2.2; and (b)such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the securities Laws of any foreign country.
          4.3 Litigation. There is no judgment, decree or order against either Acquiror or Merger Sub, or, to the Knowledge of Acquiror and Merger Sub, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on either Acquiror or Merger Sub.
          4.4 Brokers’ and Finders’ Fee. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby for any broker, finder or investment banker engaged by or representing either Acquiror or Merger Sub.
          4.5 Representations Complete. None of the representations or warranties made by Acquiror and Merger Sub herein or in any Schedule or Exhibit hereto, and no certificate furnished by Acquiror and Merger Sub pursuant to this Agreement and no agreement, report, document or written statement furnished to Target pursuant hereto or in connection with the transactions contemplated hereby, contain, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
     5. Additional Agreements.
          5.1 Preparation of Solicitation Statement. Target has prepared and delivered to each of Target’s shareholders a solicitation statement for the solicitation of approval of Target’s shareholders describing this Agreement, the Agreement of Merger, the Merger and the transactions contemplated hereby and thereby (the “Solicitation Statement”). The Solicitation Statement contains the recommendation of the board of directors of Target that Target’s shareholders approve the Merger and this Agreement and the conclusion of the board of directors of Target that the terms and conditions of the Merger are fair to and in the best interests of Target’s shareholders. The Solicitation Statement conforms in all respects with all applicable Laws. On the date the Solicitation Statement was first mailed to Target’s shareholders, the Solicitation Statement did not, and at the Effective Time, the Solicitation Statement will not, (i) contain any statement that is false or misleading with respect to any material fact, (ii) omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or (iii) omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror or Merger Sub that is contained in any of the foregoing documents. The information supplied by Acquiror or Merger Sub for inclusion in the solicitation statement shall not, on the date the solicitation statement is first mailed to Target’s shareholders or at the Effective Time, contain any statement that, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading. Notwithstanding the foregoing, Acquiror and Merger Sub make no representation, warranty or covenant with respect to any information supplied by Target that is contained in any of the foregoing documents. Target has delivered written consents of Target’s shareholders from the holders of all outstanding shares of Target Capital Stock entitled to vote on this Agreement and the Merger prior to the Closing Date.
          5.2 Confidentiality. The parties acknowledge that Acquiror and Target have previously executed a confidentiality and non-disclosure agreement dated July 15, 2010 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.
          5.3 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange. After the Effective Time, Acquiror may make any press release or other public announcement concerning the transactions contemplated by this Agreement.
          5.4 Regulatory Approval; Further Assurances.
               (a) Filings. Each party shall use all reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity.
               (b) Other Actions. Acquiror and Target shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Each party, at the reasonable request of the other party, shall execute and deliver such instruments and do and perform such acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.
          5.5 Escrow Agreement. On or before the Closing Date, Acquiror, Merger Sub, Escrow Agent and the Shareholders’ Agent will execute the Escrow Agreement.
          5.6 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     6. Escrow and Indemnification.
          6.1 Escrow Fund. The Escrow Fund shall be available to compensate Acquiror pursuant to the indemnification obligations of the shareholders of Target.
          6.2 Indemnification.
               (a) Survival of Warranties. All representations and warranties of the parties contained in this Agreement or incorporated herein by reference or in any certificate delivered by a party pursuant to this Agreement shall (a) survive the Closing, notwithstanding any investigation made by or on behalf of any party hereto, and (b) be deemed to be made as of the date hereof and as of the Closing Date (except to the extent that a representation or warranty expressly states that such representation or warranty is as of a certain date) in each case, subject to the limitations set forth in this Section 6.2. The representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no claim or action with respect thereto may be brought after, the date that is twelve (12) months after the Closing Date (the “Initial Termination Date”); provided that (i) the representations and warranties under Sections 3.1, 3.2, 3.5, 3.25, Sections 4.1, 4.2 and 4.4 and related indemnity obligations shall survive indefinitely and (ii) the representations and warranties under Sections 3.10, 3.19, 3.20, 3.21 and 3.22 (the “Specified Representations”) and related indemnity obligations will survive until the date that is the second (2nd) anniversary of the Closing Date. Except as otherwise expressly provided herein, the covenants and agreements contained in this Agreement shall survive indefinitely the execution and delivery hereof and the consummation of the Merger. Each of the dates specified in this Section 6.2(a), other than the Initial Termination Date, shall be a “Termination Date.” Notwithstanding any other provision of this Agreement, if any claim for Damages is asserted by any Acquiror Indemnified Person prior to the termination of the representation, warranty or indemnification obligation pursuant to this Section 6.2, the indemnification obligations set forth in this Section 6 shall continue with respect to such claim until the resolution thereof.
               (b) Indemnification by Target Common Shareholders.
                    (i) Subject to the limitations set forth in this Section 6, the holders of Target Common Stock, each an “Indemnifying Party,” will jointly and severally indemnify and hold harmless Acquiror and the Surviving Corporation and their respective officers, directors, agents, representatives, attorneys and employees, and each person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (individually an “Acquiror Indemnified Person” and collectively the “Acquiror Indemnified Persons”) from and against any Damages based upon, arising out of, or otherwise in respect of or which may be incurred by virtue of or result from: (1) the inaccuracy in or breach of any representation or warranty made by Target in this Agreement (including all schedules and exhibits hereto), or in any certificate delivered by Target hereunder; (2) any non-fulfillment or breach of any covenant or agreement made by Target in this Agreement (including all schedules and exhibits hereto), or in any certificate delivered by Target hereunder; (3) any claim of any nature by any of Target’s shareholders arising out of or in connection with this Agreement or Merger; (4) any amount payable in respect of any Dissenting Shareholder in excess of the Merger Consideration and any cost and expenses defending any claim involving any Dissenting Shareholder; (5) any liability for (A) any Tax imposed on Target with respect to any Tax period prior to the Closing Date, (B) any Tax of any other Person for periods ending on or before the Closing Date imposed upon Target as a result of Target being included prior to the Closing Date in a combined, consolidated or unitary Tax group under Treasury Regulation Section 1.1502-6 (or any similar provision of any other applicable Law) or, as a transferee or successor, by agreement or otherwise or (C) any transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement; (6) enforcing the indemnification provided for hereunder; or (7) any claim, loss, liability, fine, judgment, including attorneys’ fees, arising out of or relating to the issuance of any securities by Target on or prior to the Closing Date, including without limitation, the Securities Act of 1933 and any and all applicable federal and state securities Laws. In connection with any exercise by any Acquiror Indemnified Person of its rights hereunder, it shall be entitled to make all claims for indemnification through, and deal exclusively with, the Shareholders’ Agent.
                    (ii) Nothing in this Agreement shall limit the liability in amount or otherwise of Target with respect to fraud, criminal activity or intentional breach of any covenant contained in this Agreement. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Effective Time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.
                    (iii) It is expressly agreed that the holders of the Target Preferred Stock shall have no obligation to indemnify the Acquiror Indemnified Persons.
               (c) Limitations. No claim for any Damages asserted under Section 6.2(b)(i) with respect to an inaccuracy in or breach of any representation or warranty shall be made by an Acquiror Indemnified Person until the aggregate amount of all Damages with respect to such claims exceeds $50,000 (the “Limitation”), in which event such Acquiror Indemnified Person shall be permitted to make claims under this Section 6 for all such Damages, including those constituting the Limitation. The holders of Target Common Stock shall not be liable for Damages in excess of One Million Five Hundred Thousand United States Dollars ($1,500,000) (the “Cap”). The Cap shall not apply to (1) any claims related to an inaccuracy or breach of any representation or warranty contained in Sections 3.1, 3.2, 3.5 and 3.25; or (2) any claims based on a finding of fraud, intentional misrepresentation or intentional misconduct of Target.
               (d) Priority. Any indemnification obligations of the shareholders of Target hereunder shall be satisfied first from the Escrow Fund.
               (e) Third Party Claims. In the event of the assertion or commencement by any person of any claim or proceeding (whether against any Acquiror Indemnified Person or any other Person) with respect to which an Indemnifying Party may become obligated to indemnify, hold harmless, compensate or reimburse any Acquiror Indemnified Person pursuant to this Section 6, the Acquiror Indemnified Person shall have the right, at its election, to proceed with the defense of such claim or proceeding on its own with counsel reasonably satisfactory to the Indemnifying Party. If the Acquiror Indemnified Person so proceeds with the defense of any such claim or proceeding:
                    (i) subject to the other provisions of Section 6, all reasonable expenses relating to the defense of such claim or proceeding shall be borne and paid exclusively by the Indemnifying Party;
                    (ii) the Indemnifying Party shall make available to the Acquiror Indemnified Person any documents and materials in their possession or control that may be necessary to the defense of such claim or proceeding;
                    (iii) the Acquiror Indemnified Person shall keep the Indemnifying Party informed of all material developments and events relating to such claim or proceeding; and

                    (iv) the Acquiror Indemnified Person shall not have the right to settle, adjust or compromise such claim or proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
               (f) Notice and Procedures. The Acquiror Indemnified Person shall give the Indemnifying Party prompt written notice of the commencement of any such proceeding against such Acquiror Indemnified Person; provided, that any failure on the part of the Acquiror Indemnified Person to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Section 6 (except to the extent such failure materially prejudices the defense of such proceeding). If the Acquiror Indemnified Person does not elect to proceed with the defense of any such claim or proceeding, the Indemnifying Party may proceed with the defense of such claim or proceeding with counsel reasonably satisfactory to the Acquiror Indemnified Person; provided, however, that the Indemnifying Party may not settle, adjust or compromise any such claim or proceeding without the prior written consent of the Acquiror Indemnified Person (which consent may not be unreasonably withheld, conditioned or delayed).
          6.3 Escrow Period; Release From Escrow.
               (a) Termination of Escrow. The Escrow Period shall terminate upon the Initial Termination Date; provided, that a portion of the Escrow Fund that, in the reasonable judgment of Acquiror subject to the objection of the Shareholders’ Agent and the subsequent arbitration of the matter in the manner provided in Section 6.6 hereto, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent prior to termination of the Escrow Period shall remain in the Escrow Fund until such claims have been resolved.
               (b) Release. Within three Business Days after the Initial Termination Date (the “Release Date”), the Escrow Agent shall release from escrow to the holders of Target Preferred Stock and Target Common Stock their aggregate balance of the Escrow Fund. The Escrow Funds shall be determined by deducting from the Escrow Fund, all amounts paid to Acquiror for indemnification pursuant to this Section 6 and all amounts to be held in the Escrow Fund beyond the end of the Escrow Period pursuant to Section 6.3(a). After the initial release of the Escrow Fund, the Escrow Fund shall be recalculated each time a portion of the Escrow Fund is released to the holders of Target Common Stock taking into consideration all amounts paid to Acquiror for indemnification pursuant to this Section 6, all amounts to be continued to be held in the Escrow Fund and all amounts previously paid to the shareholders of Target. Any portion of the Escrow Fund held as a result of Section 6.3(a) shall be released to the holders of Target Preferred Stock and Target Common Stock or released to Acquiror (as appropriate) promptly upon resolution of each specific indemnification claim involved.
          6.4 Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the Initial Termination Date of an Officer’s Certificate stating that Damages exist with respect to the indemnification obligations of the shareholders of Target set forth in Section 6.2, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Sections 6.5 and 6.6, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, immediately available funds having a value equal to the lesser of such Damages or the current amount of the Escrow Fund then on deposit with the Escrow Agent.

          6.5 Objections to Claims.
               (a) Written Notice. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Shareholders’ Agent. For a period of 30 days after such delivery, the Escrow Agent shall make no delivery of immediately available funds pursuant to Section 6.4 hereof unless the Escrow Agent shall have received written authorization from the Shareholders’ Agent to make such delivery. After the expiration of such 30-day period, the Escrow Agent shall make delivery of the funds in the Escrow Fund in accordance with Section 6.4 hereof, provided that no such payment or delivery may be made if the Shareholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such 30 day period.
               (b) Negotiation and Resolution. In case the Shareholders’ Agent shall so object in writing to any claim or claims by Acquiror made in any Officer’s Certificate, Acquiror shall have 30 days to respond in a written statement to the objection of the Shareholders’ Agent. If after such thirty 30-day period there remains a dispute as to any claims, the Shareholders’ Agent and Acquiror shall attempt in good faith for 60 days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders’ Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the funds in the Escrow Fund in accordance with the terms thereof.
          6.6 Resolution of Conflicts and Arbitration.
               (a) Arbitration. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 6.5, either Acquiror or the Shareholders’ Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Acquiror and the Shareholders’ Agent shall agree on the arbitrator, provided that if Acquiror and the Shareholders’ Agent cannot agree on such arbitrator, either Acquiror or Shareholders’ Agent can request that Judicial Arbitration and Mediation Services (“JAMS”) select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including reasonable attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable Law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 6 hereof, the Escrow Agent and the parties shall be entitled to act in accordance with such decision and the Escrow Agent shall be entitled to make or withhold payments out of the Escrow Fund in accordance therewith.
               (b) Enforcement. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Phoenix, Arizona under the commercial rules then in effect of JAMS. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of JAMS, and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration. For purposes of this Section 6.6(b), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, the Acquiror shall be deemed to be the non-prevailing party unless the arbitrators award the Acquiror more than one half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Target Shareholders shall be deemed to be the non-prevailing party.
          6.7 Shareholders’ Agent.
               (a) Appointment. The Shareholders’ Agent shall be agent for and on behalf of the Target shareholders to give and receive notices and communications, to authorize delivery to Acquiror of the funds in the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to make claims on behalf of the Target shareholders pursuant to Sections 6.5 and 6.6, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten days’ prior written notice to Acquiror. No bond shall be required of the Shareholders’ Agent, and the Shareholders’ Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders’ Agent shall constitute notice to or from each of the Target shareholders. Approval of this Agreement by the shareholders of Target shall constitute their ratification and approval of the appointment of the Shareholders’ Agent pursuant to this Agreement to act on behalf of the shareholders of Target.
               (b) No Liability. The Shareholders’ Agent shall not be liable for any act done or omitted hereunder as Shareholder’ Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Target Common Shareholders shall severally indemnify and hold the Shareholders’ Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.
               (c) Access to Information. The Shareholders’ Agent shall have reasonable access to information about Target and the reasonable assistance of Target’s and the Surviving Corporation’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Shareholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Target and the Surviving Corporation to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).
               (d) Conflict of Interest. Acquiror acknowledges that the Shareholders’ Agent may have a conflict of interest with respect to his duties as Shareholders’ Agent, and in such regard the Shareholders’ Agent has informed Acquiror that he will act in the best interests of the Target shareholders.
          6.8 Actions of the Shareholders’ Agent. A decision, act, consent or instruction of the Shareholders’ Agent shall constitute a decision of all Target shareholders for whom funds are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Target shareholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Shareholders’ Agent as being the decision, act, consent or instruction of each and every such Target shareholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Agent, except to the extent arising from the gross negligence or willful misconduct of such party.

     7. General Provisions.
          7.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one Business Day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile or electronic mail with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice):
               (a) Addressees:
if to Acquiror or Merger Sub, to:
iGo, Inc.
17800 N. Perimeter Dr., Suite 200
Scottsdale, Arizona 85255
Attention: General Counsel
Fax: 480.477.3725
Tel: 480.477.3542
email: broberts@igo.com
if to Target, to:
Aerial7 Industries, Inc.
2373 Westwood Boulevard
Los Angeles, California 90064
Attention: Seth Egorin
Fax: 866.336.9843
Tel: 310.441.0400
email: seth@aerial7.com
if to Shareholders’ Agent, to:
Seth Egorin
2373 Westwood Boulevard
Los Angeles, California 90064
Fax: 866.336.9843
Tel: 310.441.0400
email: seth@aerial7.com
               (b) Interpretation. This Agreement shall be construed in accordance with the following rules of construction: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in the Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated articles, sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and (v) the words “includes” and “including” are not limiting.
          7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Signatures delivered by electronic methods shall have the same affect as signatures delivered in person.
          7.3 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Target Disclosure Schedule: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) are not intended to confer upon any other person any rights or remedies hereunder and shall not be assigned by operation of law or otherwise without the prior written consent of the other party.
          7.4 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.
          7.5 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
          7.6 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of Delaware, without regard to applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within Phoenix, Arizona in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.
          7.7 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          7.8 Enforcement. Each of the parties hereto agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Arizona or in Arizona state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Arizona or any Arizona state court in the event that any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Arizona or an Arizona state court and (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transaction contemplated by this Agreement.
          7.9 Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such amendment or waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).
[Signatures on the Following Page]

     IN WITNESS WHEREOF, Target, Acquiror, Merger Sub and Shareholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

TARGET, INC.: AERIAL7 INDUSTRIES, INC., a California corporation
By:	/s/ Seth Egorin
Seth Egorin
President and Chief Executive Officer

ACQUIROR, INC.: iGO, INC., a Delaware corporation
By:	/s/ Brian M. Roberts
Brian M. Roberts
Vice President & General Counsel

TARGET ACQUISITION CORPORATION: MOBILITY ASSETS, INC., a Delaware corporation
By:	/s/ Brian M. Roberts
Brian M. Roberts
Vice President

SHAREHOLDERS‘ AGENT:
By:	/s/ Seth Egorin
Seth Egorin